PRICING SUPPLEMENT NO. 161 DATED                           Filed Pursuant to
November 9, 1995 TO PROSPECTUS DATED                       Rule 424(b)(5)
March 29, 1994 AS AMENDED BY PROSPECTUS                    File No. 33-51877
DATED October 14, 1995


                             CMS ENERGY CORPORATION

       General Term Notes (servicemark of J.W. Korth & Company), Series A
                   Due 9 Months to 25 Years from date of issue

       Except as set forth herein, the General Term Notes (servicemark of J.W. Korth & Company) offered hereby (the "Notes") have such terms as are described in the accompanying Prospectus dated October 14, 1995.

Aggregate Principal Amount:                   $3,124,000.00
Original Issue Date (Settlement Date)          November 14, 1995
Stated Maturity Date:                          October 15, 2002
Issue Price to Public:                        100.00% of Principal Amount
Interest Rate:                                7.750% Per Annum
Interest Payment Dates:                       December 15 and monthly
                                              thereafter Commencing
                                              December 15, 1995
Survivor's Option:                            [ X ] Yes    [   ] No
Optional Redemption:                          [ X ] Yes    [   ] No
Initial Redemption Date:                      October 15, 1997
Redemption Price:                             Initially 101.00% of Principal
                                              Amount and 100.00% after the
                                              first anniversary of the Initial
                                              Redemption Date.

       Agent                                  Principal Amount of Notes
                                               Solicited by Each Agent
Prudential Securities Incorporated            $1,335,000.00
EVEREN Securities, Inc.                       $  250,000.00
First of Michigan Corporation                 $  123,000.00
Roney & Co.                                   $  385,000.00
J.W. Korth & Company                          $1,031,000.00
       Total                                  $3,124,000.00


                                                Per Note
                                              Sold by Agents
                                               To Public              Total

Issue Price:                                  $1,000.00          $3,124,000.00
Agent's Discount or Commission:               $    7.00          $   21,868.00
Maximum Dealer's Discount or
  Selling Concession:                         $   18.50          $   57,794.00
Proceeds to the Company:                      $  974.50          $3,044,338.00

CUSIP Number:   12589QGX8